EXHIBIT 10.1
ESCROW AGREEMENT
This Escrow Agreement (“Agreement”) is made and entered into as of June 21, 2007 (“Effective Date”), by and among LEGACYTEXAS BANK (“Escrow Agent”), a Texas state bank, PROSPERA FINANCIAL SERVICES INC (“Managing Broker-Dealer”), a Texas corporation, and PROINVEST REALTY FUND LLC (“Issuer”), a Delaware limited liability company.
RECITALS
The Issuer proposes to offer (“Offering”) for sale to investors up to 2,000 units (any one, “Unit;” all together, “Units”) of limited liability company membership interest in the Issuer at a price of $50,000 per Unit.
The Managing Broker-Dealer proposes to sell the Units as the Issuer’s agent on a best-efforts basis.
The Issuer and the Managing Broker-Dealer propose to establish an escrow account (“Escrow Account”) with the Escrow Agent into which funds received from parties subscribing (any one, “Subscriber;” all together, “Subscribers”) to a purchase of the Units will be deposited with the Escrow Agent pending completion of the escrow period specified in the Form S-11 Registration Statement and other documents and materials (all together, “Offering Materials”) to be filed by the Issuer with the Securities and Exchange Commission.
The Escrow Agent agrees to serve as such in accordance with the terms and conditions set forth herein.
For purposes of communications and directives, the Escrow Agent need only accept those signed by the Issuer.
AGREEMENT
Now therefore, in consideration of the foregoing, it is hereby agreed as follows:
1.	Establishment of the Escrow Account. On the Effective Date, the Managing Broker-Dealer and the Issuer shall and do hereby establish the Escrow Account as an interest-bearing escrow account with the Escrow Agent. The Escrow Account shall be styled “Proinvest Realty Fund LLC Escrow Account.” All Subscribers shall be instructed to make checks for subscriptions to a purchase of the Units payable to the Escrow Account. Any checks received that are made payable to a party other than the Escrow Account shall be returned to the Subscriber who submitted the check. The other terms and conditions of the Escrow Account shall be as agreed among the Escrow Agent, the Managing Broker-Dealer, and the Issuer.

2.	The Escrow Period. The term of the Escrow Account (“Escrow Period”) shall begin on the Effective Date and shall terminate upon the earlier to occur of the following dates:

A.	The date upon which the Escrow Agent confirms that the Escrow Agent has received in the Escrow Account gross proceeds of $5,000,000 in deposited funds (“Minimum Offering Amount”); or

B.	The date of October 1, 2008 (unless extended as specified in the Offering Materials for an additional period of time with a copy of a letter from the Managing Broker-Dealer and the Issuer advising the Escrow Agent of such extension); or

C.	The date upon which a determination is made by the Issuer to terminate the offering prior to the sale of the minimum number of the Units specified in the Offering Materials. During the Escrow Period, the Issuer is aware and understands that the Issuer is not entitled to any funds received into the Escrow Account and no amounts deposited in the Escrow Account shall become the property of the Issuer or any other entity, or be subject to the debts of the Issuer or any other entity.

3.	Deposits into the Escrow Account. The Managing Broker-Dealer agrees that it shall promptly deliver all monies received from Subscribers for the purchase of the Units to the Escrow Agent for deposit into the Escrow Account, together with a written account of each such sale of the Units setting forth, among other things, the Subscriber’s name and address, the number of the Units purchased, the amount paid therefore, and whether the consideration received was in the form of a check, draft, or money order. All monies so deposited into the Escrow Account are hereinafter referred to as the “Escrow Amount.”

4.	Disbursements from the Escrow Account. In the event the Escrow Agent does not receive the Minimum Offering Amount into the Escrow Account prior to the termination of the Escrow Period, the Escrow Agent shall refund to each Subscriber the amount received from that Subscriber, without deduction, penalty, or expense to the Subscriber, together with a prorata portion of all interest accrued on the amount received from that Subscriber, and the Escrow Agent shall notify the Issuer and the Managing Broker-Dealer of its distribution of the Escrow Amount. The purchase money returned to each Subscriber shall be free and clear of any and all claims of the Issuer or any of its creditors.

In the event the Escrow Agent does receive the Minimum Offering Amount into the Escrow Account prior to termination of the Escrow Period, in no event will the Escrow Amount be released to the Issuer until such amount is received by the Escrow Agent in collected funds. For purposes of this Agreement, the term “collected funds” shall mean all funds received by the Escrow Agent which have cleared normal banking channels and are in the form of cash. Further, in the event the Escrow Agent does receive the Minimum Offering Amount into the Escrow Account prior to termination of the Escrow Period, then, concurrently with the conversion of the Escrow Account as described in Section 7 below, the Escrow Agent shall disburse to the Managing Broker-Dealer the 1% of Offering proceeds fee and the selling expenses then due from the Issuer to the Managing Broker-Dealer.

5.	Collection Procedure. The Escrow Agent is hereby authorized to forward each check from each Subscriber for collection and, upon collection of the proceeds of each such check, deposit the collected proceeds into the Escrow Account. As an alternative, the Escrow Agent may telephone the bank on which a check from a Subscriber is drawn to confirm that such check has been paid. Any check returned unpaid to the Escrow Agent shall be returned to the Managing Broker-Dealer. In such cases, the Escrow Agent will promptly notify the Issuer of such returned check.

If the Issuer rejects any subscription for a purchase of the Units for which the Escrow Agent has already collected funds, the Escrow Agent shall promptly issue a refund check to the rejected Subscriber. If the Issuer rejects any such subscription for which the Escrow Agent has not yet collected funds but has submitted the Subscriber’s check for collection, the Escrow Agent shall promptly issue a check in the amount of the Subscriber’s check to the rejected Subscriber after the Escrow Agent has cleared such funds. If the Escrow Agent has not yet submitted a rejected Subscriber’s check for collection, the Escrow Agent shall promptly remit the Subscriber’s check directly to the Subscriber.

6.	Investment of Escrow Amount. The Escrow Agent may, with the prior written approval of the Managing Broker-Dealer and the Issuer, invest and re-invest the Escrow Amount only in short term certificates of deposit issued by a federally insured bank or other financial institution short-term securities issued or guaranteed by the United States of America.

7.	Conversion of Escrow Account. Once the Minimum Offering Amount has been received by the Escrow Agent into the Escrow Account, the Escrow Account shall automatically be converted to an operating account of the Issuer (“Conversion”). No action on the part of any party to this Agreement is necessary for the Conversion to take place and, once the Conversion has taken place, such operating account shall be governed by a separate agreement between the Escrow Agent and the Issuer in the form customary for commercial checking accounts.

8.	This Agreement is further subject to the following terms and conditions, which are acceptable to and approved by all of the parties hereto:
(a.)	the Escrow Agent is not a trustee for any party for any purpose, and is merely acting as a depository and a ministerial capacity hereunder with the limited duties herein described.

(b.)	the Escrow Agent has no responsibility with respect to any instructions or notice delivered to it other than faithfully to carry out its obligations under this Agreement.

(c.)	the Escrow Agent may conclusively rely upon and act in accordance with any certificate, directive, instructions, notice, letter, e-mail, facsimile or other written instrument believed to be genuine and to have been signed or communicated by the proper party or parties and consistent with the terms and conditions of this Agreement.
(d.)	Each notice, instruction, directive or other communication required or permitted by the terms hereof shall be in writing and shall be communicated by personal delivery, facsimile, certified mail or e-mail to the parties hereto at the addresses shown below its signature, or at such other address as any of them may designate by notice to each of the others.

(e.)	the Escrow Agent, as part of the consideration for the acceptance of the Escrow Account, shall be held harmless from any and all liability, loss, cost, claim, demand, action or cause of action arising out of or in any way connected with the Escrow Account except as may arise through or be caused by the willful misconduct or gross negligence of the Escrow Agent.

(g.)	Should a dispute arise as to the ownership of the Escrow Account or the Escrow Amount, the Escrow Agent shall have the right, but not the obligation, to file proceedings and to deposit any funds and/or documents into the registry of a court of competent jurisdiction in Dallas County, Texas, the cost of doing so to be reimbursed from the Escrow Amount, and be released from any further duty or obligation pursuant to this Agreement other than as specified in the preceding subpart (e) of this Section 8.

(h.)	The Escrow Agent shall have no right to attach or place any lien, encumbrance, or security interest on the Escrow Account.
     THE ISSUER IS AWARE THAT FEDERAL DEPOSIT INSURANCE CORPORATION (“FDIC”) COVERAGE APPLIES ONLY TO A CUMULATIVE MAXIMUM AMOUNT OF $100,000.00 FOR EACH INDIVIDUAL DEPOSITOR FOR ALL OF THAT DEPOSITOR’S ACCOUNTS AT THE SAME OR RELATED INSTITUTION. THE ISSUER FURTHER UNDERSTANDS THAT CERTAIN BANKING INSTRUMENTS SUCH AS, BUT NOT LIMITED TO, REPURCHASE AGREEMENTS AND LETTERS OF CREDIT ARE NOT COVERED AT ALL BY FDIC INSURANCE. THE ESCROW AGENT ASSUMES NO RESPONSIBILITY FOR, NOR WILL THE ISSUER HOLD THE ESCROW AGENT LIABLE FOR, ANY LOSS WHICH MAY OCCUR IF THE AMOUNT OF THE DEPOSIT CAUSES THE AGGREGATE AMOUNT OF ANY INDIVIDUAL DEPOSITOR’S ACCOUNTS IN THE ESCROW AGENT TO EXCEED $100,000.00.
9.  This Escrow Agreement supersedes in its entirety that other certain Escrow Agreement (“Prior Escrow Agreement”), dated as of June 21, 2007, by and among the Escrow Agent, the Managing Broker-Dealer, and the Issuer. Upon execution and delivery hereof by all parties hereto, the Prior Escrow Agreement shall be deemed, for all purposes, to be terminated as of the Effective Date.
     In witness whereof, this Agreement has been executed by the Escrow Agent, the Managing Broker-Dealer, and the Issuer on or as of the Effective Date.

LEGACYTEXAS BANK, a Texas state bank

By:	/s/ Dawn Velekei

Dawn Velekei
Senior Vice President
and Controller

1105 W 15th St
Plano, Texas 75075-7247

PROSPERA FINANCIAL SERVICES INC,
a Texas corporation

By:	/s/ Abel Garcia

Able Garcia
Director of Finance

5429 LBJ Freeway
Suite 400
Dallas, Texas 75240

PROINVEST REALTY FUND LLC, a
Delaware limited liability company

By:	/s/ G N Olson

G N Olson
Chief Executive Officer and
Chairman of Board of Managing
Directors

8333 Douglas Avenue
Suite 1450
Dallas, Texas 75225-5852